Exhibit 99.1

Glatfelter Announces Early Results for Its Previously Announced Tender Offer

York, Pennsylvania – October 3, 2012: P. H. Glatfelter (“Glatfelter”) (NYSE:GLT) announced today that as of 5:00 p.m., New York City time, on October 2, 2012 (the “Consent Payment Deadline”), in connection with Glatfelter’s previously announced cash tender offer (the “Tender Offer”) for any and all of the $200 million outstanding aggregate principal amount of its 7 1/8% Senior Notes due 2016 (the “Notes”) it had received tenders from holders of $152,279,000 in aggregate principal amount, or approximately 76%, of the outstanding Notes.

On October 3, 2012, Glatfelter accepted for purchase all of the Notes tendered on or prior to the Consent Payment Deadline. For each $1,000 principal amount of Notes tendered on or before the Consent Payment Deadline, Glatfelter paid $1,026.25, which includes a consent payment of $2.50 per $1,000 principal amount of the Notes.

As result of the receipt of the requisite consents, Glatfelter entered into a supplemental indenture with the trustee effecting the proposed amendments to the indenture governing the Notes on October 3, 2012. Upon acceptance of the tendered notes for payment by Glatfelter the proposed amendments became operative.

In accordance with the terms of the Tender Offer, tendered Notes may no longer be withdrawn and delivered consents may not be revoked unless Glatfelter makes a material change to the terms of the Tender Offer or is otherwise required by law to permit withdrawal or revocation. The terms of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated September 19, 2012 (the “Offer to Purchase”), and the related consent and letter of transmittal. The Tender Offer will expire at 11:59 p.m., New York City time, on October 17, 2012, unless extended or earlier terminated (the “Expiration Time”).

The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase that has been sent to holders of the Notes. Holders are urged to read the Tender Offer documents carefully before making any decision with respect to the Tender Offer. Holders of the Notes must make their own decisions as to whether to tender their Notes, and if they decide to do so, the principal amount of the Notes to tender.

Glatfelter engaged J. P. Morgan Securities LLC to act as Dealer Manager for the Tender Offer and Solicitation Agent for the Consent Solicitation, U.S. Bank National Association to act as the Depositary for the Tender Offer and the Consent Solicitation and i-Deal LLC to act as Information Agent for the Tender Offer and the Consent Solicitation.

Requests for documents may be directed to i-Deal LLC by telephone at (888) 593-9546. Questions regarding the terms of the Tender Offer and the Consent Solicitation may be directed to J. P. Morgan Securities LLC, at (800) 245-8812 (US toll-free) and (212) 270-1200 (collect).

None of Glatfelter, the Dealer Manager, the Solicitation Agent, the Depositary and the Information Agent or any other person makes any recommendation as to whether holders of the Notes should tender their Notes, and no one has been authorized to make such a recommendation.

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to purchase or a solicitation of consents with respect to any Notes. The Tender Offer and the Consent Solicitation are being made solely by the Offer to Purchase and the related consent and letter of transmittal, which sets forth the complete terms and conditions of the Tender Offer and Consent Solicitation.

Caution Concerning Forward-Looking Statements

Certain statements included in this press release may be “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Any such statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in the forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which Glatfelter does business, change in demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, cost reduction initiatives, the cost, and successful design and construction, of the Composite Fibers capacity expansion project, and other factors. In light of these risks, uncertainties and other factors, the forward-looking events discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements.

Any forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Any forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law. Investors are also directed to other risks discussed in documents filed by us with the Securities and Exchange Commission.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

Contacts:
Investors	Media:
John P. Jacunski	William T. Yanavitch
John.Jacunski@glatfelter.com	William.Yanavitch@glatfelter.com
(717) 225-2794	(717) 225-2747